EX-3.5

     STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the
undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Whitehall Jewelers, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is WBT Acquisition Corp., a Delaware corporation.

SECOND: The Agreement of Merger and Plan of Reorganization (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Whitehall Jewelers, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of Whitehall Jewelers, Inc. shall be the Certificate of Incorporation of the surviving corporation. The directors and officers of Whitehall Jewelers, Inc. immediately prior to the Merger shall be the directors and officers of the surviving corporation.

FIFTH: That this Certificate of Merger shall be effective as of the time of its filing with the Secretary of State of the State of Delaware.

SIXTH: That the executed Agreement is on file at an office of the surviving corporation. The address of such office of the surviving corporation is 125 South Wacker Dr., Ste. 2600, Chicago, IL 60606..

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation upon request, without cost, to any stockholder of the constituent corporations.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 27 day of July, 2007.

By:	/s/ Edward A. Dayoob

Name:	Edward Dayoob

Title: